                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934

                             (Amendment No. 1) *



                            FirstFed Bancorp, Inc.
             --------------------------------------------------
                             (Name of Issuer)


                              Common Stock
             --------------------------------------------------
                       (Title of Class of Securities)


                              33761Q102
                         --------------------
                            (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       Page 1 of 15 pages

CUSIP No. 33761Q102               13G          Page 2 of 15 Pages

1.   NAME OF REPORTING PERSON:
     First Federal Savings Bank Employee Stock Ownership Plan

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     63-1062013

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [ X ]
        (b)  [   ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Alabama

NUMBER OF       5.    SOLE VOTING POWER               0
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER        40,885
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:         0
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:  40,885

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
      40,885

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.7%


12.  TYPE OF REPORTING PERSON: EP

CUSIP No. 33761Q102               13G          Page 3 of 15 Pages


1.   NAME OF REPORTING PERSON:
     B. K. Goodwin, III

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER          15,580
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER         8,417
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:    15,171
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:   8,417

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     23,997

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  3.8%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G          Page 4 of 15 Pages


1.   NAME OF REPORTING PERSON:
     A. W. Kuhn

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER           1,655
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER        34,274
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:     1,608
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:  34,274

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     35,939

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  5.9%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G          Page 5 of 15 Pages


1.   NAME OF REPORTING PERSON:
     Robert E. Paden

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER          17,300
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER         8,011
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:    17,243
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:   8,011

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     25,311

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  4.1%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G          Page 6 of 15 Pages


1.   NAME OF REPORTING PERSON:
     Fred T. Blair

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER           3,081
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER        21,336
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:     3,075
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:  21,336

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     24,417

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  4.0%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G          Page 7 of 15 Pages


1.   NAME OF REPORTING PERSON:
     Malcolm E. Lewis

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER          11,700
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER        18,402
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:    11,643
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:  18,402

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     30,102

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  4.9%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G          Page 8 of 15 Pages


1.   NAME OF REPORTING PERSON:
     G. Larry Russell

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER           9,335
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER        15,021
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:     9,278
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:  15,021

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     24,356

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  3.9%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G         Page 9 of 15 Pages


1.   NAME OF REPORTING PERSON:
     James E. Mulkin

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER          17,630
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER         8,011
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:    17,573
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:   8,011

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     25,641

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  4.2%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G         Page 10 of 15 Pages


1.   NAME OF REPORTING PERSON:
     E. H. Moore, Jr.

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER          21,165
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER         9,011
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:    21,108
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:   9,011

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     30,176

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  4.9%



12.  TYPE OF REPORTING PERSON:  IN

CUSIP No. 33761Q102               13G         Page 11 of 15 Pages


1.   NAME OF REPORTING PERSON:
     James B. Koikos

     SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF       5.    SOLE VOTING POWER           8,251
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER        11,011
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:     7,939
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER:  11,011

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:
     10,262

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  3.1%



12.  TYPE OF REPORTING PERSON:  IN

                                              Page 12 of 15 Pages

                 Securities and Exchange Commission
                        Washington, D.C.  20549

ITEM 1(a)  NAME OF ISSUER.
           FirstFed Bancorp, Inc.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
           1630 Fourth Avenue, North
           Bessemer, Alabama  35020-5711

ITEM 2(a)  NAME OF PERSON(S) FILING.
           First Federal Savings Bank Employee Stock Ownership Plan ("ESOP") and the following individuals who serve as the ESOP Committee under the ESOP: B. K. Goodwin, III, A. W. Kuhn, Robert E. Paden, Fred T. Blair, Malcolm E. Lewis, G. Larry Russell, James E. Mulkin,
           E. H. Moore, Jr., and James B. Koikos.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.
           Same as Item 1(b).

ITEM 2(c)  CITIZENSHIP.
           See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)  TITLE OF CLASS OF SECURITIES.
           Common Stock, par value $.01 per share.

ITEM 2(e)  CUSIP NUMBER.
           See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.    CHECK WHETHER THE PERSON FILING IS A:


    (f)    [x]   Employee Benefit Plan, Pension Fund which is
                 subject to the provisions of the Employee
                 Retirement Income Security Act of 1974 or
                 Endowment Fund; see 13d-1(b)(1)(ii)(F),

    (h)    [x]   Group, in accordance with Rule 13d-
                 1(b)(l)(ii)(H).

Item (a) (b) (c) (d) (e) (g) - not applicable.

                                             Page 13 of 15 Pages

ITEM 4.  OWNERSHIP.
         (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

         (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

         (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Pursuant to Section 13.7 of the ESOP, First Federal Savings Bank has the power to direct the receipt of dividends on shares held in the ESOP trust.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         This Schedule 13G is being filed on behalf of the ESOP identified in
Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing under the Item 3(h) classification. Exhibit A contains a disclosure of the voting and dispositive powers over shares of the issuer held directly by these entities.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                             Page 14 of 15 Pages

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN

By Its Trustees:


/s/ B. K. Goodwin                                 February 13, 1997
____________________________________________      _________________
B. K. Goodwin, as ESOP Committee Member             Date

/s/ A. W. Kuhn                                    February 13, 1997
____________________________________________      _________________
A. W. Kuhn, as ESOP Committee Member               Date

/s/ Robert E. Paden                               February 13, 1997
____________________________________________      _________________
Robert E. Paden as ESOP Committee Member           Date

/s/ Fred T. Blair                                 February 13, 1997
____________________________________________      _________________
Fred T. Blair as ESOP Committee Member             Date

/s/ Malcolm E. Lewis                              February 13, 1997
____________________________________________      _________________
Malcolm E. Lewis, as ESOP Committee Member         Date

/s/ G. Larry Russell                              February 13, 1997
____________________________________________      _________________
G. Larry Russell, as ESOP Committee Member          Date

/s/ James E. Mulkin                               February 13, 1997
____________________________________________      _________________
James E. Mulkin, as ESOP Committee Member           Date

/s/ E. H. Moore, Jr.                              February 13, 1997
____________________________________________      _________________
E. H. Moore, Jr., as ESOP Committee Member          Date

/s/ James B. Koikos                               February 13, 1997
____________________________________________      _________________
James B. Koikos, as ESOP Committee Member                Date

                                             Page 15 of 15 Pages


Exhibit A
---------
                Identification of Members of Group
                ----------------------------------
     The trustee of the ESOP holds shares of common stock of the issuer in trust for the benefit of employees participating in the ESOP. Pursuant to
Section 13.6 of the ESOP, (i) the trustee votes common stock allocated to participant accounts in accordance with instructions by participants, and (ii) shares of common stock of the issuer which have not been allocated shall be voted by the trustee in a manner calculated to most accurately reflect the voting instructions it has received from participants regarding the allocated shares. Pursuant to Section 13.3 of the ESOP, the trustee exercises investment direction as directed by the ESOP Committee. Overall, the ESOP Committee and the trustee must exercise their voting and dispositive powers with respect to the assets held by the ESOP, including common stock of the issuer, in accordance with the fiduciary responsibility requirements imposed by Section 404 of the Employee Retirement Income Security Act of 1974, as amended.